Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement, dated as of May 23, 2008 (the “Agreement”), is by and among VAALCO Energy, Inc. (the “Company”), and Nanes Delorme Partners I LP (“Nanes Delorme”), Nanes Balkany Partners LLC, Nanes Balkany Management LLC, Julien Balkany and Daryl Nanes (each, a “Nanes Party,” and collectively, the “Nanes Parties”).

WHEREAS, the Nanes Parties economically own (as defined below) shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) as specified on Schedule A of this Agreement (the “Shares”);

WHEREAS, prior to the date hereof Nanes Delorme delivered a letter (the “Nomination Notice Letter”) to the Company, dated as of April 11, 2008, indicating its intention to nominate (the “Nomination”) three individuals for election to the Board of Directors of the Company (the “Board”) by the holders of the Common Stock (the “Stockholders”);

WHEREAS, the Company and the Nanes Parties have agreed that it is in their mutual interests to enter into this Agreement, which, among other things, terminates the pending proxy contest for the election of directors at the 2008 Annual Meeting currently scheduled to be held on June 4, 2008 (the “2008 Annual Meeting”);

WHEREAS, the Company has announced on May 21, 2008 that it will submit to its Stockholders at the 2009 Annual Meeting the ratification of the Company’s shareholder rights plan (the “Shareholder Rights Plan”);

WHEREAS, the Company has agreed that (i) the Board has agreed to increase the size of the Board and appoint a new independent director to the Board and will use its commercially reasonable efforts to do so within 120 days of the date hereof or as soon thereafter as practicable and (ii) the Board will also submit a binding proposal to the Company’s stockholders at the 2009 Annual Meeting for the declassification of the Company’s Board; and

WHEREAS, the Nanes Parties have agreed to (i) withdraw any nominations they have made prior to the date hereof for any individual to join the Company’s Board, (ii) cause all shares for which they have the right to vote to be present for quorum purposes and to vote in favor of the nominations recommended by the Board at the 2008 Annual Meeting, (iii) cease any proxy solicitation efforts, and (iv) undertake certain other actions described herein and to refrain from taking certain other actions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Associate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(c) The terms “beneficial owner” and “beneficially owns” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act. The terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own,” except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of capital stock of the Company which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of capital stock of the Company in which such person has any long economic interest, including pursuant to a cash settled call option or other derivative security, contract or instrument (but excluding, for avoidance of doubt, put options and other short position securities).

(d) “Bylaws” means the Company’s Amended and Restated Bylaws, as amended.

(e) “Charter” means the Restated Company’s Certificate of Incorporation, as amended.

(f) “Confidential Information” means any non-public information that is confidential to the Company and includes without limitation the stockholder information delivered by the Company to the Nanes Parties; provided, that Confidential Information will not include information which (i) is or becomes lawfully available to the public other than as a result of a disclosure by the Nanes Parties or their representatives, (ii) was lawfully available to the Nanes Parties on a nonconfidential basis prior to its disclosure to the Company or its representatives by the Company or on its behalf or (iii) lawfully becomes available to the Nanes Parties on a non-confidential basis from a source other than the Company or the Company’s representatives or agents; provided, that such source is not bound by a confidentiality obligation of which the Nanes Parties, or any of them, have been made aware.

(g) “Person” means any individual, partnership, corporation, group, syndicate, trust, government or agency, or any other organization, entity or enterprise.

(h) “SEC” means the Securities and Exchange Commission or any successor agency.

Section 1.2 Interpretation. When reference is made in this agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing an instrument to be drafted.

ARTICLE II

COVENANTS

Section 2.1 Board of Directors, Annual Meeting and Related Matters.

(a) Appointment of New Director. The Company agrees that it will increase the size of the Board to eight (8) directors and to appoint a new director and it will use its commercially reasonable efforts to do so within 120 days of the date of the Agreement or as soon thereafter as practicable. Such new director will be selected by the Company’s Nominating and Corporate Governance Committee, will be an “independent director” under the New York Stock Exchange rules and will be an individual with meaningful experience in the financial services industry, including hedge funds, private equity or venture capital.

(b) Board Declassification. In accordance with the Company’s Charter and Bylaws and applicable state law, the Company will submit and recommend a binding resolution for approval by its stockholders at the Company’s annual meeting of stockholders to be held in 2009 to declassify the Company’s Board to provide for the annual election of all directors (the “Declassification Proposal”). Under such proposal, if approved by the Company’s Stockholders, the first of such annual elections would take place at the Company’s annual meeting of Stockholders to be held in 2010. The Company will also submit for stockholder approval, as previously announced, the ratification of the Shareholder Rights Plan, and if not ratified by stockholders, terminate the Shareholder Rights Plan.

(c) Appointment of Chief Financial Officer. The Company intends to separate the roles of the Chief Financial Officer and President. As soon as practicable, the Company will use its commercially reasonable efforts to hire a new Chief Financial Officer, and upon such hiring, Russell Scheirman would resign from the role of Chief Financial Officer but would remain as the President and (if reelected at the 2008 Annual Meeting) a director of the Company. Mr. Scheirman also may assume the position of Chief Operating Officer as well as such other duties as are assigned by the Board of Directors.

Section 2.2 Voting Provisions. The Nanes Parties, together with their respective Affiliates and Associates, will cause all shares of Common Stock for which they have the right to vote as of the record date for the 2008 Annual Meeting to be present for quorum purposes and to be voted at such meeting or any adjournments or postponements thereof (a) in favor of each director nominated and recommended by the Board for election at such meeting and (b) against any stockholder nominations for director which are not approved and recommended by the Board for election at such meeting.

Section 2.3 Undertakings by the Nanes Parties. By executing this Agreement, the Nanes Parties hereby (i) irrevocably withdraw the Nomination Notice Letter and any nominations to the Board made prior to the date hereof, (ii) irrevocably cease any proxy solicitation activities with respect to the Company in connection with the 2008 Annual Meeting and (iii) irrevocably withdraw the demand to inspect certain of the Company’s book and records, pursuant to a demand letter, dated as of April 11, 2008, sent by Nanes Delorme to the Company. Within two business days of the date hereof, the Nanes Parties shall file, or cause to be filed on its behalf, with the SEC an amendment to its Schedule 13D with respect to the Company disclosing the material contents of this Agreement.

In addition, from the date of the execution of this Agreement until the third anniversary of the date hereof, each of the Nanes Parties agrees that neither it nor any of its Affiliates or Associates will in any manner, without the written consent of the Company, directly or indirectly, acting alone or in concert with others:

(i)	effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, facilitate or finance, or in any way assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(a)	any acquisition of any securities (or beneficial or economic ownership thereof) or assets of the Company or any of its subsidiaries,

(b)	any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries,

(c)	any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, including, without limitation, a sale or other disposition of assets of the Company or any of its subsidiaries or

(d)	any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company or conduct any nonbinding referendum with respect to Common Stock of the Company, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(1)(2)(iv) from the definition of “solicitation”);

(ii)	seek to advise or influence any Person with respect to the voting of any securities of the Company;

(iii)	form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the securities of the Company;

(iv)	make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the Company or its securities or assets;

(v)	otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company;

(vi)	take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (i) above; or

(vii)	enter into any discussions or arrangements with any third party with respect to any of the foregoing.

Each of the Nanes Parties also agrees during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

Section 2.4 Publicity. Promptly after the execution of this Agreement, the Company and the Nanes Parties will issue a joint press release in the form attached hereto as Schedule B. Any press release to be issued by the Nanes Parties relating to the matter covered by this Agreement shall be provided prior to issuance to the Company for the Company’s review and approval. Following the date of the execution of this Agreement, neither the Company nor its officers and directors on the one hand or the Nanes Parties nor their principals on the other hand shall make any further negative or disparaging remarks about the other.

Section 2.5 Partial Dismissal of Claims. Simultaneously with the execution of this Agreement, the Company and the Nanes Parties shall stipulate to the voluntary dismissal with prejudice of all claims between each other, with costs to be borne by the party incurring same (except as ordered by the Court), in the action entitled “VAALCO Energy, Inc. v. Nanes Delorme Partners I LP, Nanes Balkany Partners LLC, Nanes Balkany Management LLC, Julien Balkany, Daryl Nanes and Pilatus Energy, S.A.”, Case No. 4:08-cv-01484 (the “Litigation”), pending in the United States District Court for the Southern District of Texas, Houston Division (the “Court”) in the form attached hereto as Exhibit A, and file with the Court a stipulation of partial dismissal within two (2) business days of the date of this Agreement. Simultaneously with the filing of the stipulation of partial dismissal, the Company shall file an application with the Court to amend the caption in the Litigation to remove the Nanes Parties from the caption.

Section 2.6 Mutual Releases. Upon the execution of this Agreement, the Company and the Nanes Parties hereby agree to mutual releases as follows:

(a)	Release by Company. The Company hereby releases and discharges all claims against the Nanes Parties, Leonard Toboroff, Clarence Cottman III, and their Affiliates and Associates whether known or unknown, arising prior to the date of the execution of this Agreement, including, but not limited to, that have been or could have been asserted by the Company in the Litigation arising out of or relating to the facts, matters, transactions, conduct, omissions or circumstances alleged or that could have been alleged in the Litigation; provided, that notwithstanding the foregoing, the Company is not hereby releasing any claims that the Company may have against Pilatus Energy, S.A.

(b)	Release by Nanes Parties. The Nanes Parties hereby release and discharge all claims against the Company and its Affiliates, Associates, officers, directors, agents and counsel, whether known or unknown, arising prior to the date of the execution of this Agreement, including but not limited to those that have been or could have been asserted by the Nanes Parties in the Litigation arising out of or relating to the facts, matters, transactions, conduct, omissions or circumstances alleged or that could have been alleged in the Litigation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the Stockholders and (iii) does not and will not violate any law, any order of any court of other agency of government, the Charter or the Bylaws, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

Section 3.2 Representations and Warranties of the Nanes Parties. Each of the Nanes Parties represents and warrants that this Agreement and the performance by each such Nanes Party, together with each of its Affiliates and Associates, of its obligations hereunder has been duly authorized, executed and delivered by such Nanes Party, and is a valid and binding obligation of such Nanes Party, enforceable against such Nanes Party in accordance with its terms. Each Nanes Party hereby further represents and warrants that, as of the date hereof, it and its Affiliates are, collectively, the beneficial and economic owners of such number of shares of Common Stock as are respectively set forth on Schedule A of this Agreement.

ARTICLE IV

OTHER PROVISIONS

Section 4.1 Remedies.

(a) Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including an injunction or injunctions to prevent and enjoin breaches of the provision of this Agreement and to enforce specifically the terms and provision hereof in any state or federal court in the State of Texas, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b) The Company and the Nanes Parties agree that the Court shall maintain continuing jurisdiction over compliance with the terms of this Agreement and that the Court shall retain jurisdiction to enforce the Agreement; provided, that nothing shall affect the claims that the Company may have against Pilatus Energy, S.A. In the event that the Court declines to exercise jurisdiction over any such dispute, each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Texas (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.2 (with a copy to the attorney indicated) will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transaction contemplated hereby, in the state or federal courts in the State of Texas, and hereby further irrevocably and unconditionally waives and agrees not be plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

Section 4.2 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:	VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston TX 77027-0130
Fax: (713) 236-5699

With a copy to:	Haynes and Boone, LLP
Attention: Guy Young
1221 McKinney, Suite 2100
Houston TX 77010
Fax: (713) 236-5699

If to the Nanes Parties:	Nanes Delorme Partners I LP
230 Park Avenue, 7th Floor
New York, NY 10169
Attn: Julien Balkany
Fax: (212) 499-2995

With a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Steven Wolosky
Fax: (212) 451-2222

Section 4.3 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 4.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles of such state.

Section 4.5 Further Assurances. Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

Section 4.6 Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement except as explicitly stated in this Agreement.

Section 4.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.8 Confidential Information. Each of the Nanes Parties shall promptly return or destroy, as directed by the Company, all Confidential Information in its possession or in the possession of its representatives. Upon request, an authorized officer of the Nanes Parties shall certify in writing to the Company the destruction of all Confidential Information destroyed or returned, as the case may be, and shall hold all oral Confidential Information confidential. Each of the Nanes Parties shall permanently erase all related electronic and computer files and backup copies from the media on which they are contained.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

VAALCO ENERGY, INC.

By:	/s/ Robert L. Gerry III
Name:	Robert L. Gerry III
Title:	Chairman and Chief Executive Officer

NANES DELORME PARTNERS I LP

By:	Nanes Balkany Partners LLC
General Partner

By:	/s/ Julien Balkany
Name:	Julien Balkany
Title:	Managing Member

NANES BALKANY PARTNERS LLC

By:	/s/ Julien Balkany
Name:	Julien Balkany
Title:	Managing Member

NANES BALKANY MANAGEMENT LLC

By:	/s/ Julien Balkany
Name:	Julien Balkany
Title:	Managing Member

/s/ Julien Balkany
Julien Balkany

/s/ Daryl Nanes
Daryl Nanes